Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” within the Registration Statements on Form S-3 (File No. 333-290901, 333-290812, 333-284057 and 333-283523) and on Form S-8 (File No. 333-279415) of United States Antimony Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the incorporation by reference therein of (i) our report dated March 19, 2026, with respect to the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.

Assure CPA, LLC

Spokane, Washington

March 19, 2026